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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

      Altschuler, Samuel
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   (Last)               (First)                 (Middle)

      c/o Altron Incorporated, One Jewel Drive
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                                    (Street)

      Wilmington, Massachusetts   01887
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol


      Altron Incorporated (ALRN)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

      December 1997
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X  ]   Director                             [X  ]   10% Owner
   [X  ]   Officer (give title below)           [   ]   Other (specify below)



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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock                          12/24/97                M      33,750      A      $1.22    1,229,662      D
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Common Stock                                                                                       700,312      I*
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        *The beneficial interest in these shares is held by the reporting person's wife or children.
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
Employee Stock
Option              $1.22    12/24/97 M               33,750 12/24/97 5/28/98  Common    0                0         D
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Employee Stock
Option              $5.19                                    12/22/95 12/22/98 Common    22,500*          22,500*   D
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Employee Stock
Option              $10.08                                   *        4/19/00  Common    15,000*          15,000*   D
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Employee Stock
Option              $19.25                                   **       12/22/00 Common     7,500*           7,500*   D
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Employee Stock
Option              $19.066                                  ***      3/12/06 Common     7,500*           7,500*   D
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Employee Stock
Option              $13.475                                  ****     9/16/06 Common     5,000            5,000    D
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Employee Stock
Option              $16.225                                  *****   10/22/02 Common    15,000           15,000    D
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*      Options to purchase 6,000 shares are current exercisable.  The remainder of this option becomes exercisable in equal increments on April 19, 1998, 1999 and 2000
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**     This option is fully exercisable
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***    Options to purchase 2,500 shares are currently exercisable.  The remainder of this option becomes exercisable in equal increments on March 12, 1998 and 1999
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****   Options to purchase 1,666 shares are currently exercisable.  The remainder of this options becomes exercisable as to
        1,666 shares on on September 16, 1998 and 1,667 shares on September 16, 1999

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*****  This option becomes exercisable in equal increments on October 22, 1998, 1999, 2000

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
Explanation of Responses:




/s/Samuel Altschuler                                        1-5-98
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
          Samuel Altschuler
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.